Exhibit 99.1

SCIELE PHARMA, INC. REPORTS RESULTS FOR THE FOURTH QUARTER
AND FULL-YEAR 2006

Fourth quarter 2006 financial results include:

•                  Revenues were $79.5 million, an increase of 19% over fourth quarter of 2005

•                  Diluted earnings per share were $0.38, an increase of  19% over fourth quarter of 2005

•                  EBITDAS(a), a non-GAAP measure, was $26.9 million

•                  Cash flow per share(b), a non-GAAP measure, was $0.53

Full-year 2006 financial results include:

•                  Revenues were $293.2 million, an increase of 36% over full-year 2005

•                  Diluted earnings per share were $1.20, an increase of 24% over full-year 2005

•                  EBITDAS(a), a non-GAAP, measure, was $98.5 million

•                  Cash flow per share(b), a non-GAAP measure, was $1.80 per share

•                  As of December 31, 2006, $166 million in cash, cash equivalents and marketable securities

The Company reaffirms revenue and EPS guidance for 2007:

•                  Full-year 2007 revenue is expected to be $335 million to $350 million, representing an increase of 14% to 19% over full-year 2006

•                  Full-year 2007 diluted EPS is expected to be $1.53 to $1.62, representing an increase of 28% to 35% over full-year 2006

ATLANTA (February 22, 2007) — Sciele Pharma, Inc. (NASDAQ:SCRX), a specialty pharmaceutical company, today announced growth in revenues and earnings for the fourth quarter and year ended December 31, 2006.  Net revenues for the fourth quarter of 2006 increased 19% to $79.5 million from $66.9 million in the fourth quarter of 2005. Diluted earnings per share (EPS) for the fourth quarter of 2006 increased 19% to $0.38 compared with the fourth quarter of 2005. Earnings before interest, taxes, depreciation and amortization, and stock compensation expense (EBITDAS, a non-GAAP measure) were $26.9 million in the fourth quarter of 2006 compared with $26.2 million in the fourth quarter of 2005.  Cash flow per share, also a non-GAAP measure, was $0.53 for the fourth quarter of 2006 compared with $0.42 for the fourth quarter of 2005.

Gross margins as a percentage of sales were 87% in the fourth quarter of 2006 compared with 85% in the fourth quarter of 2005. Selling, general and administrative expenses were $38.3 million in the fourth quarter of 2006 compared with $29.1 million in the fourth quarter of 2005.  The increase in selling, general and administrative expenses was primarily due to the Zovirax launch, sales force expansion, stock-based compensation expense, and higher royalty and commission expenses.  Research and development expenses were $5.3 million for the fourth quarter of 2006, compared with $1.8 million for the fourth quarter of 2005.  This increase was primarily due to the product development costs associated with the new Sular formulation and glycopyrrolate for pediatric chronic moderate to severe drooling.

Patrick Fourteau, President and Chief Executive Officer of Sciele Pharma, stated, “We continue to achieve strong growth in revenues and earnings, while broadening our product portfolio by developing new pharmaceuticals from our internal pipeline, licensing late-stage development products, and acquiring marketed products. We began promoting Zovirax Cream and Zovirax Ointment in January of this year. Additionally, we signed a development and marketing agreement for a combination of fenofibrate and pravastatin to treat mixed dyslipidemia, which will begin a Phase III efficacy and safety trial in the first half of 2007.”

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SCRX Announces Fourth Quarter and Year-end Results for 2006

February 22, 2007

For the year ended December 31, 2006, net revenues increased 36% to $293.2 million from $216.4 million for the year ended December 31, 2005.  Diluted earnings per share for 2006 increased 24% to $1.20 compared with the same period of 2005. EBITDAS, a non-GAAP measure, for full-year 2006 was $98.5 million compared with $82.5 million for the full-year 2005.  Cash flow per share, a non-GAAP measure, for the full-year 2006 was $1.80 compared with $1.34 for the full-year 2005.

Gross margins as a percentage of sales were 86% for the full-year 2006 compared with 85% for the full-year 2005. Selling, general and administrative expenses were $145.3 million for the year ended December 31, 2006, compared with SG&A expenses of $97.4 million for the prior year.  The increase in selling, general and administrative expenses was primarily due to sales force expansion, stock-based compensation expense, and higher royalty and commission expenses. Research and development expenses were $16.6 million for 2006 compared with $4.1 million for 2005.  This increase was primarily due to management’s increased emphasis on development and the product development costs associated with the new Sular formulation and glycopyrrolate for pediatric chronic moderate to severe drooling.

Cardiovascular/Diabetes Products

Net revenues of the Company’s cardiovascular/diabetes products increased 26% to $58.4 million in the fourth quarter of 2006, compared with $46.5 million in the fourth quarter of 2005.  This solid increase was primarily due to the sales growth of Sular, Triglide and Fortamet, as well as price increases.  Cardiovascular/ Diabetes products represented 73% of total revenues in the fourth quarter of 2006.  Cardiovascular/Diabetes product sales were $223.0 million, or 76% of total revenues, for the full-year 2006 compared with $144.5 million, or 67% of total revenues, for the full-year 2005.

New prescriptions of Sular increased 24.6% and total prescriptions increased 20.0% in the fourth quarter of 2006 compared with the fourth quarter of 2005, according to IMS Health’s National Prescription Audit Plus™ data.  One of the key factors driving Sular prescription growth was the successful leveraging of Sciele’s improved managed care position by the Company’s Primary Care sales force.

Triglide growth was due primarily to greater focus by Sciele’s sales force on key targeted physicians and increased managed care access. Triglide had a 2.4% market share of new prescriptions and a 1.8% market share of total prescriptions for the fourth quarter ended December 31, 2006, according to IMS Health’s National Prescription Audit Plus™ data.

Nitrolingual Pumpspray prescriptions stabilized in the second half of 2006. In January 2007, the marketing of Nitrolingual Pumpspray was transferred to the Primary Care sales force from the Women’s Health sales force. This change will expand coverage of physicians and is expected to have a positive impact on sales in the full-year 2007.

Women’s Health Products

Net revenues of the Company’s Women’s Health products, which include Prenate Elite, OptiNate, Ostiva, Zovirax and Ponstel, increased 18% to $17.3 million in the fourth quarter of 2006 compared with $14.6 million in the fourth quarter of 2005.  Women’s Health products represented 22% of total revenues in the fourth quarter of 2006.  Women’s Health product sales were $55.2 million, or 19% of total revenues for the full-year 2006 compared with $46.6 million or 22% of total revenues for the full-year 2005.

The Company expects that its expansion of the Women’s Health sales force, the launch of Zovirax in January and the introduction of the new Optinate formulation in the first half of 2007 will have a positive effect on Women’s Health revenues in 2007.

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SCRX Announces Fourth Quarter and Year-end Results for 2006

February 22, 2007

Prenate Elite continues to be one of the most highly recognized prenatal vitamins.  It had a 12.0% market share in new prescriptions and a 12.7% market share of total prescriptions for the fourth quarter ended December 31, 2006, according to IMS Health’s National Prescription Audit Plus™ data.

OptiNate had a 6.0% share of new prescriptions and a 5.5% market share of total prescriptions of the essential fatty acid (EFA) prenatal vitamin market for the fourth quarter ended December 31, 2006, according to IMS Health’s National Prescription Audit Plus™ data.

Product Development

The Company is committed to continue to broaden its product portfolio and expand its product development pipeline.  The Company plans to invest 6% to 7% of its revenues in 2007 into Research and Development.

The Company expects to launch an improved formulation of Optinate, a prenatal vitamin with DHA, during the first half of 2007.

The Company expects to file its sNDA with the FDA for the new Sular formulation in the first half of 2007. The Company’s new Sular formulation utilizes Skye Pharma’s patented Geomatrix drug delivery technology, which enables the formulation to be more readily absorbed into the body.

Glycopyrrolate is currently in late-phase clinical trials, and the Company expects to begin Phase III safety studies during the first half of 2007.  Glycopyrrolate received orphan drug designation from the FDA to treat chronic moderate to severe drooling in pediatric patients. This condition often results from cerebral palsy and other neurological disorders.

We recently licensed a combination of pravastatin and fenofibrate to treat mixed dyslipidemia.  We expect to begin patient enrollment in a phase III efficacy and safety clinical trial in the first half of 2007.  Mixed dislypidemia is the presence of elevated levels of “bad” low density lipoprotein (LDL) cholesterol and triglycerides, and low levels of “good” high density lipoproteins (HDL) in the blood.

Guidance for Full-Year 2007

Sciele Pharma reaffirms its previously announced full-year 2007 revenue and earnings guidance. Revenues for the full-year 2007 are expected to be in the range of $335 million to $350 million. This represents an expected increase of 14% to 19% over full-year 2006. The Company expects full-year 2007 diluted earnings per share to be in the range of $1.53 to $1.62. This represents an expected increase of 28% to 35% over full-year 2006.

The guidance for 2007 is based solely on expected sales of the Company’s existing product portfolio and investments of approximately 6%-7% of net revenues into research and development. The 2007 EPS guidance does not include dilution from the net share settlement feature of the Company’s contingent convertible senior subordinated notes. As previously announced, the Company expects higher expenses in the first half of 2007, versus the second half primarily due to the development and regulatory expenses associated with the new Sular formulation, Phase III clinical trials involving the pravastatin/fenofibrate combination and glycopyrrolate, and expenses associated with the launch of the new formulation of Optinate.

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SCRX Announces Fourth Quarter and Year-end Results for 2006

February 22, 2007

Conference Call

Sciele Pharma will host a conference call on Thursday, February 22, 2006, beginning at 4:30 p.m. Eastern Time to discuss its financial results.  Analysts, investors, and other interested parties are invited to participate by visiting the Company’s website, www.sciele.com, and entering the Investor Relations page.  You may also dial in to the conference call.  The dial-in numbers are (866) 316-1372 for domestic callers and (913) 312-6687 for international callers.  All callers should use passcode 5413688 to gain access to the conference call.  Please plan to dial-in or log on at least ten minutes prior to the designated start time, so management can begin promptly.

About Sciele Pharma

Sciele Pharma is a pharmaceutical company specializing in sales, marketing and development of branded prescription products focused on Cardiovascular/Diabetes and Women’s Health. The Company’s Cardiovascular/Diabetes products treat patients with high cholesterol, hypertension, high triglycerides, unstable angina, and Type 2 diabetes.  Its Women’s Health products are designed to improve the health and well-being of women of all ages, as well as, expectant and nursing mothers and their babies. Headquartered in Atlanta, Georgia, and founded in 1992, Sciele Pharma employs more than 800 people. The Company’s success is based on placing the needs of patients first, improving health and quality of life, and implementing its business platform — an Entrepreneurial Spirit, Innovation, Speed of Execution, Simplicity and Teamwork. For more information about Sciele Pharma and its products, visit www.sciele.com.

Safe Harbor Statement

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to materially differ from those described. Although we believe that the expectations expressed in these statements are reasonable, we cannot promise that our expectations will turn out to be correct.  Our actual results could be materially different from and worse than our expectations. With respect to such forward-looking statements, we seek the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation:

We may not attain expected revenues and earnings. If we are unsuccessful in obtaining third party payor contracts for our products, we may experience reductions in sales levels and may fail to reach anticipated sales levels.  If demand for our products exceeds our initial expectations or the ability of our suppliers to provide demand-meeting quantities of product and samples, our ability to sell these products could be adversely impacted.  The potential growth rate for our promoted products may be limited by slower growth for the class of drugs to which our promoted products belong and unfavorable clinical studies about such class of drugs. We may encounter problems in the manufacture or supply of our products, for which we depend entirely on third parties.

Strong competition exists in the sales of our promoted products, which could adversely affect the expected growth of our products’ sales or increase our selling costs.  We may not be able to protect our competitive position for our promoted products from infringers.

Altoprev has experienced manufacturing issues; if the issues recur and cannot be resolved, our ability to acquire the product for sale and sampling will be adversely affected.  Sales of our Robinul product have been adversely affected by the introduction of knock-off and generic product.

We may incur unexpected costs in integrating new products into our operations. If we have difficulties acquiring new products or rights to market new products from third parties, our financial results could be adversely impacted. We may be unable to develop or market line extensions for our products including Sular, Triglide, Fortamet, and our Prenate Line or, even if developed, obtain patent protection for our line extensions.  Further, introductions by us of line extensions of our existing products may require us to make unexpected changes in our estimates for future product returns and reserves for obsolete inventory. If these risks occur, our operating results would be adversely affected. Our licensor/supplier can terminate our rights to commercialize Nitrolingual and the 60 dose size of this product has not yet met our expectation.  Our new Sular formulation is presently undergoing clinical trial testing.  There can be no assurance that the trial results will be positive, and if they are not, we may not be able to market and sell our new Sular formulation.

We depend on a small senior management group, the departure of any member of which would likely adversely affect our business. An adverse interpretation or ruling by one of the taxing jurisdictions in which we operate could adversely impact our operating results.  A small number of customers account for a large portion of our sales and the loss of one of them, or changes in their purchasing patterns, could result in substantially reduced sales and adversely impact our financial results. If third-party payors do not adequately reimburse patients for our products, doctors may not prescribe them. Further, our business is subject to

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SCRX Announces Fourth Quarter and Year-end Results for 2006

February 22, 2007

increasing government price controls and other healthcare cost-containment measures. Side effects or marketing or manufacturing problems with our products could result in product liability claims which could be costly to defend and could result in the withdrawal or recall of products from the market.

We rely on operational data obtained from IMS, an industry accepted data source. IMS data may not accurately reflect actual prescriptions (for instance, we believe IMS data does not capture all product prescriptions from some non-retail channels). An adverse judgment in the securities class action litigation in which we and certain current and former directors and executive officers are defendants could have a material adverse effect on our results of operations and liquidity.

If we fail to obtain, or encounter difficulties in obtaining, regulatory approval for new products or new uses of existing products, or if our development agreements are terminated, we will have expended significant resources for no return. Our business and products are highly regulated. The regulatory status of some of our products makes these products subject to increased competition and other risks, and we run the risk that we, or third parties on whom we rely, could violate the governing regulations; if generic competitors that compete with any of our products are introduced, our revenues may be adversely affected.

Some unforeseen difficulties may occur.

The above are some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included above. These factors are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our other filings with the Securities and Exchange Commission.

SCIELE PHARMA, INC.
Condensed Consolidated Statement of Operations
(Unaudited, in thousands, except per share amounts)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2006	2005	2006	2005
Net revenues	$79,545	$66,867	$293,181	$216,358
Operating costs and expenses:
Cost of revenues	10,506	10,041	40,687	33,331
Selling, general and administrative	38,296	29,146	145,254	97,386
Depreciation and amortization	6,155	6,344	25,942	22,666
Research and development	5,264	1,790	16,587	4,075
Total operating costs and expenses	60,221	47,321	228,470	157,458

Operating income	19,324	19,546	64,711	58,900

Other income (expense), net	729	21	1,670	(514)

Income before provision for income taxes	20,053	19,567	66,381	58,386
Provision for income taxes	6,409	6,584	21,137	19,177

Net income	$13,644	$12,983	$45,244	$39,209

Net income per common share:
Basic	$0.39	$0.37	$1.29	$1.12
Diluted	$0.38	$0.32	$1.20	$0.97

Weighted average common shares outstanding:
Basic	34,997	35,000	35,109	35,102
Diluted	35,757	42,356	38,218	42,514

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SCRX Announces Fourth Quarter and Year-end Results for 2006

February 22, 2007

SCIELE PHARMA, INC.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	December 31,	December 31,
	2006	2005
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$166,451	$99,800
Accounts receivable, net	47,551	48,353
Inventories	26,640	28,924
Other	28,425	27,311
Total current assets	269,067	204,388

Property and equipment, net	9,142	5,148

Other assets:
Intangibles, net	305,040	315,798
Other	6,756	4,371
Total other assets	311,796	320,169

Total assets	$590,005	$529,705

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,874	$12,093
Accrued expenses	18,965	18,482
Total current liabilities	37,839	30,575

Long-term liabilities:
Convertible debt	150,000	150,000
Other	14,343	8,994
Total liabilities	202,182	189,569

Stockholders’ equity:
Common stock	36	36
Additional paid-in capital	282,718	292,639
Retained earnings	127,768	82,524
Deferred compensation	—	(7,489)
Accumulated other comprehensive loss	(4,147)	(4,384)
Treasury stock	(18,552)	(23,190)
Total stockholders’ equity	387,823	340,136

Total liabilities and stockholders’ equity	$590,005	$529,705

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SCRX Announces Fourth Quarter and Year-end Results for 2006

February 22, 2007

SCIELE PHARMA, INC.
Reconciliation of EBITDAS (a)
(Unaudited, in thousands)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2006	2005	2006	2005
Net income, as reported (GAAP)	$13,644	$12,983	$45,244	$39,209
Less: Other income, net	729	21	1,670	(514)
Add: Provision for income taxes	6,409	6,584	21,137	19,177
Add: Stock-based compensation expense	1,398	349	7,872	937
Add: Depreciation and amortization	6,155	6,344	25,942	22,666
Earnings before interest, taxes, depreciation, amortization and stock-based compensation expense	$26,877	$26,239	$98,525	$82,503

(a)             The Company believes that earnings before interest, taxes, depreciation and amortization, and stock-based compensation expense (EBITDAS) is a meaningful non-GAAP financial measure as an earnings-derived indicator that may approximate cash flow.  EBITDAS, as defined and presented by the Company, may not be comparable to similar measures reported by other companies.

Reconciliation of Cash Flow Per Share (b)
(Unaudited)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2006	2005	2006	2005
Net income per share, as reported (GAAP)	$0.38	$0.32	$1.20	$0.97
Add: Stock-based compensation expense, net of taxes	0.03	0.00	0.14	0.01
Add: Depreciation and amortization, net of taxes	0.12	0.10	0.46	0.36
Cash flow per share	$0.53	$0.42	$1.80	$1.34

(b)            The Company believes that cash flow per share is a meaningful non-GAAP financial measure as it is utilized by the financial community in evaluating the Company.  Cash flow per share, as defined and presented by the Company as net income per share plus stock-based compensation expense, net of taxes, and depreciation and amortization, net of taxes, may not be comparable to similar measures reported by other companies.

Contact:

Joseph T. Schepers, 678-341-1401

Director of Investor Relations

ir@sciele.com

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